Exhibit 99.1

Watsco Reports 35% EPS Increase for Fourth Quarter &

Record Results for 2004

Annual EPS Climbs 34% to $1.79 on Record Sales & Net Income

COCONUT GROVE, FLORIDA, February 17, 2005 – Watsco, Inc. (NYSE:WSO), the largest distributor of air conditioning and heating products, today reported record performance for the year and for its fourth quarter ended December 31, 2004.

Earnings per share for 2004 increased 34% per diluted share to a record $1.79 on net income of $48.1 million, compared to $1.34 per diluted share on net income of $34.9 million in 2003. Operating income increased $20.9 million, or 34%, to a record $82.1 million. Sales growth, higher gross profit margins and effective leveraging of operating costs combined to improve operating margins by 120 basis-points to a record 6.2% in 2004. This marks the highest rate of improvement in operating margins since the Company began distributing HVAC products in 1989.

Revenues for the year grew $82.1 million to $1.32 billion, a 7% increase, including a 6% same-store growth of HVAC products. Gross profit increased $31.9 million, or 10%, to $337 million, reflecting sales growth as well as higher gross margins, which improved 90 basis points to 25.6%. Operating expenses increased by $11.0 million, or 5%, to $254.9 million and, as a percentage of revenues, improved 40 basis-points to 19.4% primarily from effective leveraging of operating costs.

“By all measures, 2004 was an excellent year for Watsco,” stated Albert Nahmad, Watsco’s Chairman and Chief Executive Officer. “All operational and financial metrics are at record levels. We made progress on many fronts, including improved sales growth rates, enhanced selling margins and higher operating margins. The quality of our balance sheet is strong and operating cash flow has once again beaten our annual target of exceeding net income.”

Mr. Nahmad added, “Watsco’s growth in 2004 was achieved from the expanding importance of relationships with both manufacturers and our contractor customers. Our missions are simple. First, provide manufacturers the best opportunity to develop profitable market share with a professional, growth-oriented partner. Second, provide our contractors higher levels of service every day with an attractive variety of products and technical support that cannot be matched by our competition. We have made further progress in 2004, but with only a current market share of 7%, we have a long way to go.”

Earnings per share for the fourth quarter grew 35% per diluted share to a record 23 cents on net income of $6.2 million, compared to 17 cents per diluted share on net income of $4.4 million in the quarter a year ago. Operating income increased $2.8 million, or 34%, to a record $11.3 million. Operating margins during the fourth quarter, a seasonally slower period for the sales of HVAC products, improved 70 basis-points to 3.7% compared to the same period in 2003.

Revenues for the quarter increased $20 million to $306 million, a 7% increase. The same-store sales growth of HVAC products also advanced 7%. Gross profit increased $5.7 million, or 8%, to $76.9 million with gross profit margin improving 30 basis points to 25.1%. Operating expenses were $65.5 million and, as a percentage of revenues, decreased 50 basis-points to 21.4%, a continuance of the effective leveraging of operating costs.

“Watsco’s fourth quarter results represent a strong finish to a year of record performance,” Mr. Nahmad stated. “We are optimistic that Watsco will build on the momentum and progress achieved in 2004 as we enter 2005.”

Cash flow from operations was $51.4 million for the quarter and $56.7 million during 2004, marking the sixth consecutive year that Watsco has surpassed its stated goal of producing operating cash flow greater than its net income. Over this period of time, Watsco has produced approximately $327 million of operating cash flow, which has been used for the repayment of $108 million of debt, the repurchase of 5.4 million shares of the Company’s common stock for $67 million and the continued payment of cash dividends. Common stock dividends paid per share increased for the fourth consecutive year. During 2004, the annual dividend rate increased 90% to 38 cents per share. Effective during the first quarter of 2005, the Company announced a 40% increase in its regular quarterly cash dividend from 10 cents to 14 cents per share. At December 31, 2004, the Company’s cash and cash equivalents totaled $85.1 million, a $48.8 million increase over 2003.

“We continue to identify and evaluate acquisitions and product expansion opportunities as the primary means to put our capital to work,” Mr. Nahmad commented. “Watsco possesses the financial position to further build its leading industry position and, long-term, fulfill the goal of building a national HVAC distribution network.”

Watsco will hold its investor conference call today, February 17, 2005 at 10:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco is the nation’s largest distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC/R industry, currently operating 344 locations serving over 33,000 customers in 31 states. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC/R contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

	Quarter Ended December 31,		Percentage Change	Year Ended December 31,		Percentage Change
	2004	2003		2004	2003
Revenues	$306,307	$286,397	7%	$1,315,024	$1,232,908	7%
Cost of sales	229,448	215,276		978,089	927,825

Gross profit	76,859	71,121	8%	336,935	305,083	10%

Gross profit margin (1)	25.1%	24.8%		25.6%	24.7%

SG&A expenses	65,539	62,644	5%	254,883	243,894	5%

Operating income	11,320	8,477	34%	82,052	61,189	34%

Operating margin (2)	3.7%	3.0%		6.2%	5.0%

Interest expense, net	915	1,131	(19)%	4,413	5,509	(20)%

Income before income taxes	10,405	7,346	42%	77,639	55,680	39%
Income taxes	4,214	2,902		29,534	20,785

Net income	$6,191	$4,444	39%	$48,105	$34,895	38%

Basic earnings per share	$0.24	$0.18	33%	$1.89	$1.39	36%
Diluted earnings per share	$0.23	$0.17	35%	$1.79	$1.34	34%

Weighted average shares and equivalent shares used to calculate:
Basic earnings per share	25,697	25,149		25,507	25,086
Diluted earnings per share	27,178	26,387		26,931	26,037

(1)	Gross profit margin represents gross profit divided by revenues.
(2)	Operating margin represents operating income divided by revenues.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2004	December 31, 2003
Cash and cash equivalents	$85,144	$36,339
Accounts receivable, net	145,213	137,678
Inventories	218,704	194,267
Other	8,638	9,244

Total current assets	457,699	377,528
Property and equipment, net	15,093	22,066
Goodwill and other assets	135,497	135,501

Total assets	$608,289	$535,095

Accounts payable and accrued liabilities	$137,701	$107,831
Current portion of long-term obligations	10,056	172

Total current liabilities	147,757	108,003
Borrowings under revolving credit agreement	30,000	30,000
Long-term notes, net of current portion	20,000	30,000
Deferred income taxes and other liabilities	7,794	6,223

Total liabilities	205,551	174,226

Shareholders’ equity	402,738	360,869

Total liabilities and shareholders’ equity	$608,289	$535,095

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